Exhibit (d)(49)

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of October 18, 2007, between

Fidelity Investments Japan Limited

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	October 18, 2007

Agreed and Accepted
as of October 18, 2007

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Investments Japan Limited

By:	/s/ David J. Saul		By:	/s/ Christopher Quinlan
Name:	David J. Saul		Name:	Christopher Quinlan
Title:	Director		Title:	Director